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EXHIBIT II
----------

                     UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.
                       COMPUTATION OF EARNINGS PER SHARE


                                                  Three Months Ended March 31,
                                                  ----------------------------

                                                     1999             1998
                                                     ----             ----
BASIC NET INCOME (LOSS) PER COMMON SHARE

Net Income (Loss)                                 $ (585,153)      $   42,132
                                                  ----------       ----------
Weighted average Common Shares outstanding         6,771,647        6,769,425
                                                  ----------       ----------

Basic Net Income (Loss) Per Common Share          $    (0.09)      $     0.01
                                                  ==========       ==========

DILUTED NET INCOME (LOSS) PER COMMON SHARE

Net Income (Loss)                                 $ (585,153)      $   42,132
                                                  ----------       ----------
Weighted average Common Shares outstanding         6,771,647        6,769,425

Options and warrants assumed to be
   Common Stock equivalents using
   Treasury Stock Method                                   0            3,087
                                                  ----------       ----------

Weighted average common shares
   outstanding, as adjusted                        6,771,647        6,772,512
                                                  ----------       ----------
Diluted Net Income (Loss) per Common Share        $    (0.09)      $     0.01
                                                  ==========       ==========


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